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                                                                   EXHIBIT 2K.52

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "Agreement"), is dated as of May 1, 2001, between James E. Jack (the "Executive") and Medallion Financial Corporation, a Delaware corporation (the "Company").

          WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, it is hereby agreed as follows:

1.  Employment.

    1.1    Agreement to Employ.  Upon the terms and subject to the conditions of
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this Agreement, the Company hereby agrees to employ the Executive and the
Executive hereby agrees to accept his employment by the Company.

    1.2    Employment Period.  Unless terminated pursuant to Section 4 hereof,
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the Executive's employment hereunder shall commence on May 1, 2001 (the
"Commencement Date") and shall continue during the period ending on the third anniversary of the Commencement Date (the "Initial Employment Period"). The Initial Employment Period shall be extended automatically without further action by either party by one additional year (added to the end of the Initial Employment Period) first on third anniversary of the Commencement Date, and on each succeeding anniversary thereafter, unless, not later than one hundred eighty (180) days prior to the end of the Initial Employment Period (or extension thereof), either the Company or the Executive shall have notified the other in writing of its intention not to renew this Agreement. The Initial Employment Period, together with any extension thereof pursuant to this Section 1.2, shall be referred to as the "Employment Period."

2.  Position; Duties and Responsibilities

    2.1    General.  During the Employment Period, the Executive shall serve as
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Chief Financial Officer of the Company (the "CFO").  Executive shall have such duties and responsibilities as are consistent with and customarily assigned to his position with the Company. Executive shall also have such other duties and responsibilities as may from time to time be assigned to him by the Chief Executive Officer, the President, the Board of Directors (the "Board") or its designee. During the Employment Period, the Executive shall devote his full attention and time to the business and affairs of the Company and shall carry out such duties and responsibilities faithfully and to the best of his ability. Executive may also be required to perform such additional duties within his business expertise for the Company's subsidiaries as may be reasonably requested from time to time by the Chief Executive Officer, the President, the Board or its designee; provided that such additional duties do not substantially interfere with Executive's duties as CFO of the Company.
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    2.2    Exclusivity.  During the Employment Period, the Executive shall not
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engage in any other business activities except that Executive may (i) engage from time to time in such personal investment activities, or (ii) with the consent of the Board, serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, provided that activities set forth in these clauses (i) or (ii), either singly or in the aggregate, do not interfere in any material respect with the duties and responsibilities of the Executive hereunder.

    2.3    Executive Committee.  During the Employment Period, the Executive
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shall serve as a member of the Executive Committee (or any subsequent committee of the Company performing the duties of the Executive Committee) of the Company.

3.  Compensation and Related Matters

    3.1    Base Salary.  For each of the twelve-month periods during the
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Employment Period, commencing with the twelve-month period beginning on the
Commencement Date (each such period, an "Employment Year"), the Company shall pay to Executive a base salary (the "Base Salary"). The Base Salary for the first, second and third Employment Years, shall be fixed at $262,500, $287,500 and $312,500, respectively. The Base Salary for each Employment Year shall be payable in accordance with the normal payroll procedures of the Company. The Base Salary shall be reviewed by the Board not less than once each calendar year.

    3.2    Bonus.  In addition to his Base Salary, the Executive shall be
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entitled to participate in all bonus programs or plans maintained by the Company from time to time on the same basis as other similarly situated executive employees of the Company.

    3.3    Special Bonuses.  In addition to any bonus payable pursuant to
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Section 3.2 hereof, the Executive shall be eligible to for special bonuses during the Employment Period (each, a "Special Bonus") in the amounts set forth below, payable upon the achievement of the following corporate and individual performance goals. The determination of whether and when the performance criteria shall have been satisfied for any Special Bonus shall be in the sole discretion of the Board.

          (a) $37,500 upon the bank renewal of the Company's line of credit in June 2001.
          (b) $25,000 upon raising additional equity for the Company in an amount equal to or greater than $25,000,000 in June 2001.
          (c) $25,000 upon the bank facility renewal of the Company in September 2001.
          (d) $25,000 upon the close of the debt portion of the Taxi Fund L.P.
          (e) $25,000 upon the close of the Medallion securitization program.
          (f) $25,000 upon the close of setting up a new commercial paper program.
          (g) $25,000 upon the close of a Fitch rated private debt transaction.
          (h) $25,000 upon the first day of Executive's employment with the Company.

    3.4    Other Benefits.  During the Employment Period, subject to, and to the
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extent Executive is eligible under their respective terms, Executive shall be entitled to receive such benefits as are, or are from time to time hereafter, generally provided by the Company to its senior management employees (other than those provided under or pursuant to separately

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negotiated individual employment agreements or arrangements) under any retirement plan, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of the Company.

    3.5    Expense Reimbursement.  The Company shall reimburse Executive in
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accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by the Executive on behalf of the Company upon the presentation of appropriate supporting documentation.

    3.6    Vacations.  Executive shall be entitled to 4 weeks paid vacation for
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each Employment Year during the Employment Period, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

    3.7    Car Allowance.  The Company shall pay or reimburse the lease cost of
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a suitable automobile for the Executive for his business and personal use during the Employment Period. The Company will pay or reimburse all maintenance, insurance, garage and other operating expenses of such automobile. Notwithstanding the foregoing, in no event shall the amounts paid or reimbursed by the Company under this Section 3.7 exceed $850 per month.

    3.8    Housing Allowance.  If the Executive has not purchased an apartment
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or rental by the Commencement Date, Company shall provide hotel accommodations to the Executive at its expense until July 1, 2001

    3.9    Stock Options.  In order to provide further incentive to Executive
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and align the interests of Executive with those of the Company's stockholders, the Company shall grant to Executive, on the Commencement Date, an option to purchase 100,000 shares of common stock of the Company, par value per share $0.01 (the "Common Stock"), (the "Options") (the option to purchase any one share of Common Stock, hereinafter referred to as an "Option"). The per share exercise price for the Options shall be the fair market value of one share of Common Stock on the date prior to the announcement of the Executive's employment with the Company. For purposes of this Agreement, the fair market value of the Common Stock as of any date shall be the closing price of the Common Stock on NASDAQ on such date, as listed in The Wall Street Journal. Except as otherwise provided herein and subject to continued employment with the Company, the Options shall vest and become exercisable over a period of three years from the Commencement Date at the rate of 33,333 Options on and after the first anniversary of the Commencement Date, 33,333 Options on and after the second anniversary of the Commencement Date and 33,334 Options on and after the third anniversary of the Commencement Date. The Options shall be granted pursuant to the Company's 1996 Stock Option Plan, as amended (the "Plan"), consistent with the terms and conditions therein. The Options shall have a term of 10 years and shall be subject to such other terms and conditions as set forth in a Stock Option Agreement to be entered into between the Company and Executive.

4.  Termination of Employment Period

    4.1    Termination With or Without Cause.  The Company may, by notice to
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Executive at any time during the Employment Period, terminate the Employment
Period for any reason with

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or without Cause (as defined below). The effective date of such termination shall be the date that such notice is given. For purposes of this Agreement, "Cause" shall mean, as determined by the Board, (i) defalcation, fraud or personal dishonesty on the part of Executive in the performance of his duties hereunder, (ii) willful acts of gross misconduct or gross negligence by Executive in the performance of his duties hereunder, (iii) an intentional breach of this Agreement by Executive or any willful or intentional act of the Executive that is materially injurious to the Company, (iv) substantial and continued failure by the Executive to perform his duties hereunder; provided that the Company's economic performance or failure to meet any specific projection shall not, in and of itself, constitute "Cause", (v) willful failure by Executive to follow the lawful directions of the Board or its designee, (vi) Executive's illegal use of drugs (including narcotics) which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of Executive's duties hereunder, (vii) Executive's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to, (x) a felony, or (y) any other criminal charge which has or could reasonably be expected to have a material adverse impact on the Company's reputation and standing in the community, or (viii) Executive's violation of any of the provisions of Sections 6, 7, or 8 herein. Any notice of termination for Cause given by the Company pursuant to Sections 4.2(iii), (iv) or (v) above shall specify in writing in reasonable detail the nature of Executive's action or inaction that is the cause for giving such notice. Executive will have 30 days to cure, to the reasonable satisfaction of the Company, any action or inaction charged by the Company for Cause under (iii), (iv) or (v) above. In the event of a termination of the Employment Period for Cause under (i), (ii), (vi),
(vii) or (viii) above, the Employment Period shall terminate immediately upon notice by the Company of termination for Cause. In all other cases of a termination of the Employment Period for Cause, the Employment Period shall terminate 30 days after such notice of termination for Cause, unless Executive has satisfactorily cured such actions or inactions. The termination of Executive's employment hereunder on account of the expiration of this Agreement by way of a notice of non-renewal pursuant to Section 1.2 shall not constitute a termination by the Company without Cause.

    4.2    Voluntary Termination by Executive with Good Reason.  The Executive
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may terminate his employment with the Company for Good Reason upon thirty (30)
days written notice, which notice shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) the substantial and material diminution in the Executive's duties, responsibilities, reporting relationship or position, (ii) without the Executive's consent, the relocation of the Executive's principal office location more than twenty-five (25) miles from its current location, or (iii) the Company's material breach of any provision of this Agreement; provided, however, that the term "Good Reason" shall not include a termination as a result of nonrenewal of this Agreement pursuant to Section 1.2 hereof or by reason of a Disability pursuant to Section
4.4 hereof. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company.

    4.3    Voluntary Termination by Executive without Good Reason.  Executive
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may, by notice to the Company at any time during the Employment Period, voluntarily resign without Good Reason from employment with the Company and terminate the Employment Period. The

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effective date of such termination shall be the date that is thirty (30) days following the date on which such notice is given.

    4.4    Disability.  During the Employment Period, if, as a result of
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physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for period of at least 180 days (whether or not continuous) during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and the Company, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by the Company in good faith, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, the Company may conclusively determine Executive to be disabled and terminate the Employment Period on account of Disability at any time after Executive has commenced receiving benefits under any long-term disability insurance policy established by the Company.

    4.5    Death.  The Employment Period shall end on the date of Executive's
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death.

5.  Termination Compensation

    5.1    Termination Without Cause by the Company, or by the Executive with
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Good Reason, Prior to a Change in Control.  If prior to a Change in Control (as
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defined below) the Employment Period is terminated by the Company without Cause, or by the Executive with Good Reason, the Company (i) will pay to Executive in a lump sum Executive's accrued but unpaid Base Salary, as in effect immediately prior to such termination, through the date of termination and (ii) will pay to Executive a lump sum amount equal to (a) twelve (12) months Base Salary if such termination occurs during the first Employment Year, (b) nine (9) months Base Salary if such termination occurs during the second Employment Year or (c) six
(6) months Base Salary if such termination occurs during the third or any subsequent Employment Year. In addition, as of the date of such termination, all options granted pursuant to Section 3.9 hereof shall become immediately vested and exercisable. In addition, following such termination, the Company will continue to provide the medical benefits provided for in Section 3 with the same degree of Company and Executive contributions as existed when Executive was employed for the respective twelve, nine or six month period set forth in (a),
(b) or (c) above, depending on the Employment Year in which Executive is terminated. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination.

    5.2    Termination on account of Death or Disability.  If the Employment
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Period is terminated by the Company on account of Executive's Disability or by death, the Company will pay to Executive (or in the case of Executive's death, his estate) in a lump sum Executive's Base Salary through the date of termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination.

    5.3    Certain Other Terminations.  If the Employment Period is terminated
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by the Company for Cause or Executive resigns voluntarily without Good Reason, the Company shall

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pay to Executive in a lump sum Executive's Base Salary through the date of termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination. Notwithstanding anything herein to the contrary, if the Executive voluntarily terminates his employment without Good Reason prior to the first anniversary of the Commencement Date, the Executive shall pay to the Company all amounts paid or reimbursed to the Executive with respect to any expenses resulting from Executive's move to the New York metropolitan area.

    5.4    Compensation following a Change in Control.  Upon the occurrence of a
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Change in Control (as defined below), all outstanding options then held by
Executive to purchase shares of the Common Stock shall immediately fully vest. If following a Change in Control (as defined below) the Employment Period is terminated by the Company without Cause, or by the Executive with Good Reason, in lieu of any payment to be made under Section 5.1 above, the Company (i) will pay to Executive in a lump sum Executive's Base Salary through the date of termination and Executive's Bonus for the Bonus Year of termination, prorated through the date of termination and (ii) will pay the Executive a lump sum amount equal to two (2) times the sum of (A) the Executive's then current Base Salary and (B) the amount of any bonus paid to the Executive pursuant to Section
3.2 hereof in the calendar year immediately preceding the Change in Control, and
(iii) will continue to provide the medical benefits provided for in Section 3 for the period ending on the second anniversary of the Change in Control. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination. For purposes of this Section 5.4, a "Change in Control" shall be deemed to have taken place if (i) any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Alvin Murstein or Andrew Murstein, or any of their affiliates, is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that the event described above shall
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not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a "Subsidiary"), (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding the Company's Voting Securities pursuant to an offering of such Voting Securities, or (d) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive) or (ii) during any period of 24 months or less, the persons who were Continuing Directors (as defined below) immediately before the beginning of such period shall cease, for any reason other than death, to constitute at least a majority of the Board, provided that any director who was not a director at the beginning of such period shall be deemed to be a Continuing Director if clause (ii) of the definition of "Continuing Director" applies. "Continuing Director" shall mean any member of the Board who either
(i) is a member of the Board on the date hereof, or (ii) was nominated for election to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Continuing Directors.

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    5.5    No Mitigation.  The Executive shall not be required to mitigate the
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amount of any payment or benefit contemplated by this Section 5 nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

6.  Confidentiality

     Unless otherwise required by law or judicial process, during the Employment Period and after termination of Executive's employment with the Company pursuant to this Agreement, Executive shall not directly or indirectly disclose, sell, use, publish, make copies of or communicate to any person, firm, corporation or other entity and shall retain in confidence all Confidential Information known to the Executive concerning the Company and its businesses. For purposes of this Agreement, "Confidential Information" means any information concerning any matters affecting or relating to the business of the Company or any of its affiliates, including, without limiting the generality of the foregoing: any customer lists or supplier lists; research reports, market studies and plans; any protectable technology, know-how and copyrightable material; product designs and development; the prices the Company or its affiliates obtain or have obtained from the sale of, or at which they sell or have sold, or at which they purchase or have purchased, their products or services; estimates, bids, and projections; trade secrets; inventions, improvements and enhancements (whether patentable or not); patents or patent applications; or any other information concerning the business of the Company or its affiliates, their manner of operation, their plans, policies, processes, strategies, or other data, without regard to whether any or all of the foregoing are or would be deemed confidential, material or important, the parties hereto stipulating that, as between them, the same are confidential, material and important and gravely affect the effective and successful conduct of the Company's business and goodwill; provided, however, that nothing shall be considered "Confidential Information" which (i) is or becomes known to the public by acts other than those of Executive or (ii) is independently developed by the Executive outside of the performance of his duties to the Company (and which the Executive can demonstrate, by written records, was developed prior to its disclosure to him or his access to it at the Company or its affiliates). The obligations of Executive pursuant to this Section 6 shall survive the expiration or termination of this Agreement.

7.  Noncompetition.

     The Executive agrees that for the period commencing on the Commencement Date and ending: (a) twelve (12) months after the Executive's termination of employment hereunder, if such termination occurs during the first Employment Year; (b) nine (9) months after the Executive's termination of employment hereunder if such termination occurs during the second Employment Year; and (c) six (6) months after the Executive's termination of employment hereunder if such termination occurs during the third or any subsequent Employment Year, the Executive shall not, directly or indirectly, in any jurisdiction in which the Company engages in business, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which materially competes in the business activities in which the Company is engaged at the time of such termination or in which business activities the Company has documented plans to become engaged of which Executive has knowledge at the time of Executive's termination of employment, or any entity in which any such relationship

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with the Executive would result in the inevitable use or disclosure of
Confidential Information Nothing herein, however, shall prohibit Executive from acquiring or holding any issue of stock or securities of any competitive business, individual, partnership, firm, or corporation (collectively "Entity") which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he and members of his immediate family do not own more than five percent (5%) of the voting securities of any such Entity. The obligations of Executive pursuant to this Section 7 shall survive the expiration or termination of this Agreement.

8.  Nonsolicitation

     The Executive agrees that for the period commencing on the Commencement Date and ending on the first anniversary of the termination of the Executive's employment hereunder, the Executive shall not (i) hire (directly or indirectly), solicit (other than by newspaper or other media general solicitation), take away, or otherwise interfere with the relationship of the Company or its subsidiaries with any person who is, or within the most recent twelve-month period was, employed by or otherwise engaged to perform services for the Company or its subsidiaries or (ii) take away, or otherwise interfere with the relationship of the Company or its subsidiaries with any person or entity who is, or within the then most recent twelve-month period was, a customer or client of the Company. The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement.

9.  Successors; Binding Agreement

     This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

10.  Survivorship

     The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

11.  Miscellaneous

    11.1    Notices.  Any notice, consent or authorization required or permitted
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to be given pursuant to this Agreement shall be in writing and received by the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

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          If to the Company:  Medallion Financial Corporation
                              437 Madison Avenue
                              New York, NY 10022
                              Attn.:  Andrew Murstein, President
                              Facsimile:  212-328-2121

          If to Executive:    Mr. James E. Jack
                              (at his then current residence in the New York
                              City metropolitan area or personally delivered to him at the offices of Medallion Financial
                              Corporation)

    11.2    Taxes.  The Company is authorized to withhold (from any compensation
            -----
or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of the Company to comply with applicable laws and regulations.

    11.3    Governing Law.  This Agreement shall be governed by and construed
            -------------
and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws therein.

    11.4    Headings.  All descriptive headings in this Agreement are inserted
            --------
for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

    11.5    Counterparts.  This Agreement may be executed in counterparts, each
            ------------
of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11.6    Severability.  If any provision of this Agreement, or any part
            ------------
thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

    11.7    Entire Agreement.  This Agreement and the Option Agreement contains
            ----------------
the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

    11.8    Validity.  If any covenants or such other provisions of this
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Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

    11.9    Remedies.  Executive acknowledges that the Company's remedy at law
            --------
for a breach by Executive of the provisions of Sections 6, 7 or 8 will be inadequate. Executive further acknowledges that Executive's agreement to abide by the provisions of Sections 6, 7 and 8 is a material condition precedent to the Company's willingness to employ Executive and enter into this Agreement. Accordingly, in the event of a breach or threatened breach by Executive of any

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provision of Sections 6, 7 or 8, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              Medallion Financial Corporation



                              By: /s/
                                 ----------------------------------
                                 Andrew M. Murstein
                                 President





                                  /s/
                                 ----------------------------------
                                 James E. Jack

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